EXHIBIT 3.1

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                              GLACIER BANCORP, INC.

It is hereby certified that:

            1. The name of the corporation (hereinafter called the "corporation") is GLACIER BANCORP, INC.

            2. The certificate of incorporation of the corporation is hereby amended by striking out the first paragraph of Article. 4 thereof and by substituting in lieu of said paragraph. the following new paragraph for Article 4:

                  ARTICLE 4. CAPITAL STOCK. The total number of shares of capital stock which the Corporation has authority to issue is 51,000,000, of which 1,000,000 shall be serial preferred stock, $.01 par value per share (hereinafter the "Preferred Stock"), and 50,000,000 shall be common stock, par valued $.01 per share (hereinafter the "Common Stock").

            3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of
      Section 242 of the General Corporation Law of the State of Delaware.

Signed on May 3, 2000.


By: /s/ Michael J. Blodnick
   ------------------------
Michael J. Blodnick
Chief Executive Officer